Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ensysce Biosciences, Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)		Maximum Aggregate Offering Price(3)(4)	Fee Rate	Amount of Registration Fee (5)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share,
	Equity	Preferred Stock, par value $0.0001 per share,
	Debt	Debt Securities
	Other	Warrants
	Other	Subscription Rights
	Other	Units
	Unallocated (Universal) Shelf		457	(o)	$75,000,000	N/A		$75,000,000	0.00011020	$8,265
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$75,000,000		$8,265
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due						$			$8,265

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or debt securities of the registrant, (e) subscription rights to purchase common stock, preferred stock or debt securities of the registrant, and (f) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)

Calculated pursuant to Rule 457(o) under the Securities Act, based on the proposed maximum aggregate offering price. The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)

Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $75,000,000.

(5)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act.